Harman International PRESS RELEASE

APRIL 30, 2003

FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Incorporated 818-893-8411
HARMAN INTERNATIONAL REPORTS RECORD THIRD QUARTER EARNINGS

Washington, D.C. – Harman International Industries, Incorporated (NYSE:HAR) today announced record earnings for the third quarter and first nine months ended March 31, 2003.  Net sales for the quarter were $554.5 million, a 21 percent increase above net sales of $458.3 million during the same period last year.  Foreign currency translation contributed approximately $60 million to third quarter sales when compared to the same period in the prior year.  Net income for the quarter was $30.6 million, more than double the $14.6 million of net income in the same prior year period.  The Company reported earnings per diluted share of $0.90 for the quarter compared to $0.43 a year ago.

For the nine months ended March 31, 2003, net sales were $1.605 billion compared to net sales of $1.325 billion during the same period last year, an increase of 21 percent.  Foreign currency translation contributed approximately $116 million to nine-month sales when compared to the same prior year period.  Net income totaled $68.0 million and earnings per diluted share were $2.00 for the first nine months.  In the prior year period, net income was $31.4 million and earnings per diluted share were $0.93.

The Consumer Systems Group reported net sales of $446.5 million for the three months ended March 31, 2003, 26 percent higher than net sales of $354.6 million in the same prior year period.  Net sales to automotive customers increased 42 percent in the third quarter.  Harman/Becker reported increased sales of infotainment systems to European luxury automakers Mercedes-Benz, BMW, Porsche and Audi.  In North America and Asia, sales of JBL branded audio systems to Toyota were above the prior year and sales of Mark Levinson digital audio systems to Lexus also exceeded the prior year.  Aided by currency translation, consumer home audio product sales were 3 percent higher than last year, but sales and margins were adversely affected throughout Europe as a result of the war in Iraq.  The resulting operating losses were exacerbated by currency translation.

Professional Group sales for the three-month period were $108.0 million compared to $103.8 million in the prior year, a 4 percent increase.  Operating profits for the group were more than twice those of the same period last year.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, commented:

“The Company achieved record earnings in the third quarter and for the first nine months of fiscal year 2003.  Our audio and infotainment systems continue to be well received by our automotive customers.  The consumer home audio and professional businesses continue to demonstrate their fundamental strengths during a prolonged period of economic uncertainty.  We look forward to the final quarter of fiscal 2003 and re-affirm our expectation that we will earn $3.00 per diluted share for the year.”

At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for its third quarter and first nine months ended March 31, 2003, and to offer management's outlook for future periods.  To participate in the conference call, please call (US) (888) 428-4474 or for international calls dial (651) 291-0618 prior to 4:30 p.m. EST.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EDT.  The replay will be available through May 7, 2003.  To access the replay, please call (US) (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 681484.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol: HAR.

Note:      Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence and spending, automobile industry sales and production rates, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and  those of our customers or common carriers, general economic conditions in the U.S. and abroad, and other risks detailed in the Company's filings with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED THIRD QUARTER RESULTS - FISCAL 2003 FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2003 AND 2002 (000s omitted except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2003	2002	2003*	2002

Net sales	$554,454	$458,310	1,605,190	1,324,751
Cost of sales	391,488	334,828	1,142,677	970,110

Gross profit	162,966	123,482	462,513	354,641

Selling, general and administrative expenses	116,209	96,373	352,447	291,647

Operating income	46,757	27,109	110,066	62,994

Other expense:
Interest expense	5,313	6,073	16,811	17,673
Miscellaneous, net	74	405	1,334	1,082

Income before income taxes	41,370	20,631	91,921	44,239

Income tax expense	10,756	5,983	23,899	12,830

Net Income	$30,614	14,648	68,022	31,409

Basic EPS	$0.95	0.45	2.10	0.98
Diluted EPS	$0.90	0.43	2.00	0.93

Shares outstanding – basic	32,237	32,333	32,349	32,174
Shares outstanding – diluted	34,039	33,939	34,038	33,728

     * The first and second quarters include a reclassification of $4.6 million and $4.9 million, respectively, from selling, general and administrative expenses to cost of sales to conform to current quarter presentation.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED CONSOLIDATED BALANCE SHEETS (000s omitted)

	March 31,	March 31,
	2003	2002

ASSETS
Current assets
Cash & cash equivalents	$77,268	$84,430
Accounts receivable	336,921	317,253
Inventories	388,586	326,907
Other current assets	90,679	72,529

Total current assets	893,454	801,119

Property, plant and equipment, net	371,071	283,545
Excess of cost over fair value of assets acquired	217,663	155,462
Other assets	97,735	60,529

Total assets	$1,579,923	$1,300,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$3,661	$7,199
Current portion of long-term debt	578	4,216
Accounts payable and accrued liabilities	432,682	316,630

Total current liabilities	436,921	328,045

Long-term debt	493,487	459,398
Other non-current liabilities	51,522	46,781
Minority interest	2,315	6,130

Total shareholders’ equity	595,678	460,301

Total liabilities and shareholders’ equity	$1,579,923	$1,300,655